Exhibit 99.1

News Release
Strategic Transformation Initiatives at L.B. Foster Drive Improved First Quarter Operating Results; Company Reaffirms 2023 Financial Guidance

•First quarter net sales of $115.5 million up 16.9% year over year (11.5% organic); gross profit of $23.3 million up 41.6% year over year, with gross margins improving 360 bps to 20.2%.
•Completed sale of Chemtec Precision Measurement Products and Systems business ("Chemtec") during the quarter, reducing energy market exposure in line with strategic transformation plan.
•First quarter net loss of $2.2 million unfavorable $0.6 million year over year on $2.0 million Chemtec sale loss; first quarter adjusted EBITDA[1] of $4.5 million, up $2.8 million, or 171.6%, year over year.
•Solid cash generation during the quarter with net debt[1] reduction of $11.5 million; Gross Leverage Ratio[1] of 2.4x down from 2.8x at the start of the quarter.
•New orders[1] in the first quarter were $139.5 million, up 3.0% over last year, with a book-to-bill ratio[1] of 1.21 : 1; backlog[1] finished the first quarter at $259.9 million, up 6.2% year over year.

PITTSBURGH, PA, May 9, 2023 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2023 first quarter operating results.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, “We are pleased with the strong start to 2023, continuing the positive momentum we established in the second half of last year. Order rates and backlog continued at robust levels highlighting the resilience of our key end markets. The impact of our strategic transformation is evident in the first quarter results, highlighted by the double-digit organic growth in revenues and expanded operating margins with EBITDA margins more than doubling year over year. Improving gross margins both in our legacy business and from the impact of our portfolio changes has been a key focus area for us and we are encouraged by the strong results over the past several quarters. We expect these favorable trends to continue moving through 2023.”

Mr. Kasel continued, “As previously announced, we sold our Chemtec business at the end of the first quarter, generating $5.3 million in proceeds at closing. These proceeds, along with $6.2 million in free cash flow1 in the quarter, resulted in an $11.5 million reduction to our net debt, which stood at $77.5 million at quarter end. We remain focused on reducing indebtedness and improving our leverage metrics through a balanced, conservative approach to investing in our transformation initiatives and ourselves through our stock buyback program.”

Mr. Kasel concluded, “Quotation and order rates remain robust across the majority of our business despite the broader recessionary conditions prevalent in certain industrial markets. Our Rail Technologies and Precast Concrete growth platforms continue to benefit from the previously-announced multi-year infrastructure investment programs. We remain confident in the organic growth and margin expansion potential underpinning our aspirational goals of ~$600 million in revenue and ~$50 million in EBITDA by 2025. We look forward to reporting on our continuing progress in the coming quarters.”

1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, Gross Leverage Ratio per the Company's credit agreement, net debt, new orders, backlog, book-to-bill ratio, and free cash flow and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

First Quarter Consolidated Highlights
The Company’s first quarter performance highlights are reflected below:

	Three Months Ended March 31,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022

	(Unaudited)
Net sales	$115,488	$98,794	$16,694	16.9%
Gross profit	23,291	16,447	6,844	41.6
Selling and administrative expenses	21,423	17,298	4,125	23.8
Operating profit (loss)	503	(2,287)	2,790	122.0
Net loss	(2,171)	(1,586)	(585)	(36.9)
Adjusted EBITDA	4,482	1,650	2,832	171.6
New orders	139,515	135,405	4,110	3.0
Backlog	259,881	244,618	15,263	6.2

•On March 30, 2023, the Company sold the operating assets of its Chemtec Precision Measurement Products and Systems business for $5.3 million, subject to working capital adjustments, generating a $2.0 million loss on the sale. Chemtec contributed sales of $9.3 million and $21.6 million in the quarter and trailing-twelve months ended March 31, 2023, respectively.

•Net sales for the 2023 first quarter were $115.5 million, up $16.7 million, or 16.9%, over the first quarter of 2022. Net sales increased 11.5% organically and 9.3% from acquisitions, offset by a 3.9% reduction from divestitures.

•Gross profit for the 2023 first quarter was $23.3 million, a $6.8 million increase year over year, or 41.6%, and gross profit margins expanded by 360 basis points to 20.2%, with gross profit leverage at a robust 41.0% year over year. The strong improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation along with improvements from product mix and pricing.

•Selling and administrative expenses for the 2023 first quarter were $21.4 million, a $4.1 million increase, or 23.8%, from the prior year quarter. The increase was primarily attributed to the acquisition of the VanHooseCo Precast business ("VanHooseCo") and Skratch Enterprises Ltd. ("Skratch") along with increased personnel costs. Selling and administrative expenses as a percentage of net sales increased to 18.5% in the current quarter, up from 17.5% last year due in part to portfolio transformation impacts.

•Operating profit for the 2023 first quarter was $0.5 million, a $2.8 million increase over the prior year quarter. The improvement in operating profit was due to increased sales volume and gross profit expansion, partially offset by increased selling and administrative expenses.

•Net loss for the 2023 first quarter was $2.2 million, or $0.20 per diluted share, and includes the $2.0 million loss on the sale of Chemtec.

•Adjusted EBITDA for the 2023 first quarter, which adjusts for the loss on sale of Chemtec and VanHooseCo acquisition-related contingent consideration adjustments, was $4.5 million, a $2.8 million increase, or 171.6%, versus the prior year quarter.

•New orders totaling $139.5 million for the 2023 first quarter increased 3.0% from the prior year quarter. Backlog totaling $259.9 million increased by $15.3 million, or 6.2%, compared to the prior year quarter.

•Cash provided by operating activities totaled $6.9 million in the first quarter, a $14.6 million improvement over the prior year quarter.

•Net debt declined $11.5 million during the quarter, to $77.5 million as of March 31, 2023. While net debt levels are elevated due to increased funding needs for the Company's 2022 acquisitions, the Company's

Gross Leverage Ratio per its credit agreement improved to 2.4x as of March 31, 2023, a reduction from 2.8x as of December 31, 2022.

First Quarter Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended March 31,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$64,384	$63,710	$674	1.1%
Gross profit	$14,284	$12,528	$1,756	14.0%
Gross profit percentage	22.2%	19.7%	2.5%	12.8%
Segment operating profit	$2,388	$1,039	$1,349	129.8%
Segment operating profit percentage	3.7%	1.6%	2.1%	131.3%
New orders	$73,722	$91,386	$(17,664)	(19.3)%
Backlog	$113,593	$122,918	$(9,325)	(7.6)%

•Net sales for the 2023 first quarter were $64.4 million, a $0.7 million increase, or 1.1%, over the prior year quarter. Net sales increased 5.8% organically and 1.3% from acquisitions, offset by a 6.1% decrease from divestitures. The increase in organic sales was driven by strength in Global Friction Management, partially offset by Technology Services and Solutions softness in the U.K. market.

•Gross profit for the 2023 first quarter was $14.3 million, a $1.8 million increase, and gross profit margins expanded by 250 basis points to 22.2%. The improvement in gross profit was due to the portfolio changes in line with the Company’s strategic transformation along with increased sales in the higher-margin Global Friction Management business and benefits from improved pricing.

•Segment operating profit for the 2023 first quarter was $2.4 million, a $1.3 million increase over the prior year quarter.

•Orders decreased by $17.7 million, driven primarily by Rail Products, which included the divested Track Components business in the prior year, and declines in Technology Services and Solutions. Partially offsetting was a 12.9% increase in Global Friction Management orders. Backlog totaled $113.6 million at quarter end.

Precast Concrete Products Segment

	Three Months Ended March 31,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$24,288	$15,010	$9,278	61.8%
Gross profit	$5,521	$2,445	$3,076	125.8%
Gross profit percentage	22.7%	16.3%	6.4%	39.5%
Segment operating loss	$(348)	$(791)	$443	56.0%
Segment operating loss percentage	(1.4)%	(5.3)%	3.9%	73.6%
New orders	$36,226	$19,149	$17,077	89.2%
Backlog	$87,737	$72,369	$15,368	21.2%

•Net sales for the 2023 first quarter were $24.3 million, up $9.3 million, or 61.8% over the first quarter of 2022. Net sales increased 6.5% organically and 55.3% from the VanHooseCo acquisition.

•Gross profit for the 2023 first quarter was $5.5 million, a $3.1 million increase, and gross profit margins expanded by 640 basis points to 22.7%. The increase in gross profit was driven by the accretive VanHooseCo acquisition and gains in the legacy Precast business driven primarily by improved pricing.

•Segment operating loss for the 2023 first quarter was $0.3 million, favorable $0.4 million over the prior year quarter on improved gross margins, partially offset by higher selling and administrative expenses from the VanHooseCo acquisition.

•First quarter new orders were $36.2 million, up $17.1 million over the prior year quarter, with VanHooseCo accounting for $7.7 million of the increase. Orders in the legacy Precast business were up a robust 49.2% year over year. Backlog of $87.7 million reflects a $15.4 million increase over the prior year quarter, $11.7 million of which was driven by VanHooseCo.

Steel Products and Measurement Segment

	Three Months Ended March 31,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$26,816	$20,074	$6,742	33.6%
Gross profit	$3,486	$1,474	$2,012	136.5%
Gross profit percentage	13.0%	7.3%	5.7%	77.0%
Segment operating loss	$(8)	$(2,148)	$2,140	99.6%
Segment operating loss percentage	0.0%	(10.7)%	10.7%	100.0%
New orders	$29,567	$24,870	$4,697	18.9%
Backlog	$58,551	$49,331	$9,220	18.7%

•Net sales for the 2023 first quarter were $26.8 million, up $6.7 million or 33.6% compared to the prior year quarter, driven by strength in Coatings and Measurement, partially offset by weakness in Fabricated Steel Products.

•Steel Products and Measurement gross profit increased by $2.0 million due primarily to margin increases in Protective Coatings driven by improved volume, with total segment gross profit margins up 570 basis points.

•Segment operating results for the 2023 first quarter was near breakeven, an improvement of $2.1 million over the prior year quarter loss primarily due to improved volumes and margins in Protective Coatings.

•New orders and backlog in Steel Products and Measurement increased by $4.7 million and $9.2 million, respectively, during the quarter. Protective Coatings contributed to the increase in both orders and backlog, with the increase in orders particularly strong at 84.1%. Fabricated Bridge Products orders were also up 59.3%.

2023 Financial Guidance Update
As noted in the Chemtec divestiture announcement on April 3, 2023, the Company updated its financial guidance for the fiscal year ending December 31, 2023 with net sales expected to range between $520 million to $550 million (down from $540 million to $570 million previously), with expected adjusted EBITDA remaining unchanged between $27 million and $31 million. There are no further changes to the Company's 2023 financial guidance at this time.

First Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2023 operating results on Tuesday, May 9, 2023 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through May 16, 2023 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI4c0c641626b64cd59c7dc4f077dd3ea4 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs and impairment expense. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; volatility in the prices of oil and natural gas and the related impact on the midstream energy markets, which could result in cost mitigation actions, including shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, whether as a result of the current COVID-19 pandemic or otherwise, including its impact on labor markets, supply chains, and other inflationary costs, travel and demand for oil and gas, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the ongoing COVID-19 pandemic, strikes, or labor stoppages; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Piling, Track Components, and Chemtec businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., and VanHooseCo Precast LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of SOFR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022

Sales of goods	$98,538	$84,421
Sales of services	16,950	14,373
Total net sales	115,488	98,794
Cost of goods sold	78,065	69,845
Cost of services sold	14,132	12,502
Total cost of sales	92,197	82,347
Gross profit	23,291	16,447
Selling and administrative expenses	21,423	17,298
Amortization expense	1,365	1,436
Operating profit (loss)	503	(2,287)
Interest expense - net	1,388	370
Other expense (income) - net	1,827	(563)
Loss before income taxes	(2,712)	(2,094)
Income tax benefit	(541)	(508)
Net loss	(2,171)	(1,586)
Net loss attributable to noncontrolling interest	(19)	(20)
Net loss attributable to L.B. Foster Company	$(2,152)	$(1,566)
Basic loss per common share	$(0.20)	$(0.15)
Diluted loss per common share	$(0.20)	$(0.15)
Average number of common shares outstanding - Basic	10,792	10,685
Average number of common shares outstanding - Diluted	10,792	10,685

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,639	$2,882
Accounts receivable - net	54,904	82,455
Contract assets - net	31,207	33,613
Inventories - net	84,594	75,721
Other current assets	11,844	11,061
Total current assets	185,188	205,732
Property, plant, and equipment - net	78,960	85,344
Operating lease right-of-use assets - net	16,513	17,291
Other assets:
Goodwill	30,863	30,733
Other intangibles - net	22,549	23,831
Deferred tax assets	—	24
Other assets	2,305	2,355
TOTAL ASSETS	$336,378	$365,310
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,553	$48,782
Deferred revenue	14,556	19,452
Accrued payroll and employee benefits	4,176	10,558
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	117	127
Other accrued liabilities	13,100	16,192
Total current liabilities	88,502	103,111
Long-term debt	79,979	91,752
Deferred tax liabilities	1,753	3,109
Long-term portion of accrued settlement	8,000	8,000
Long-term operating lease liabilities	13,416	14,163
Other long-term liabilities	7,714	7,577
Stockholders' equity:
Common stock	111	111
Paid-in capital	40,951	41,303
Retained earnings	121,017	123,169
Treasury stock	(5,174)	(6,240)
Accumulated other comprehensive loss	(20,296)	(21,165)
Total L.B. Foster Company stockholders’ equity	136,609	137,178
Noncontrolling interest	405	420
Total stockholders’ equity	137,014	137,598
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$336,378	$365,310

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and free cash flow, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended March 31, 2023, the Company made adjustments to exclude the loss on the sale of Chemtec and VanHooseCo contingent consideration. The Company believes the results adjusted to exclude these items are useful to investors as these items are nonroutine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

The Company discloses free cash flow as it is a non-GAAP measure used by both analysts and management, as it provides insight on cash generated by operations, excluding capital expenditures, in order to better assess the Company’s long-term ability to pursue growth and investment opportunities.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and free cash flow (in thousands):

	Three Months Ended March 31,
	2023	2022
Adjusted EBITDA Reconciliation
Net loss, as reported	$(2,171)	$(1,586)
Interest expense - net	1,388	370
Income tax benefit	(541)	(508)
Depreciation expense	2,505	1,938
Amortization expense	1,365	1,436
Total EBITDA	$2,546	$1,650
Loss on divestiture of Chemtec	2,033	—
VanHooseCo contingent consideration	(97)	—
Adjusted EBITDA	$4,482	$1,650

	March 31, 2023	December 31, 2022
Net Debt Reconciliation
Total debt	$80,096	$91,879
Less: cash and cash equivalents	(2,639)	(2,882)
Net debt	$77,457	$88,997

March 31, 2023
Free Cash Flow Reconciliation
Net cash provided by operating activities	$6,932
Less capital expenditures on property, plant, and equipment	(699)
Free cash flow	$6,233